                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934

                              (Amendment No. ___)


                            MicroProbe Corporation
- --------------------------------------------------------------------------------
                               (Name of Issuer)

                                     Units
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   594990970
                        -----------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement  X .  (A fee
                                                                   ---
is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 594990970                                Page 2 of 13 Pages
                                      13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          INVESCO PLC
          No SS or IRS Identification Number

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          England

                                  5   SOLE VOTING POWER
NUMBER OF SHARES                           None
BENEFICIALLY OWNED
BY EACH REPORTING                 6   SHARED VOTING POWER
PERSON WITH                                625,000

                                  7   SOLE DISPOSITIVE POWER
                                           None

                                  8   SHARED DISPOSITIVE POWER
                                           625,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          625,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.9%

12   TYPE OF REPORTING PERSON*
          H.C.

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 594990970                                    Page 3 of 13 Pages
                                      13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          INVESCO North American Group, Ltd.
          No SS or IRS Identification Number

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          England

                                  5   SOLE VOTING POWER
NUMBER OF SHARES                           None
BENEFICIALLY OWNED
BY EACH REPORTING                 6   SHARED VOTING POWER
PERSON WITH                                625,000

                                  7   SOLE DISPOSITIVE POWER
                                           None

                                  8   SHARED DISPOSITIVE POWER
                                           625,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          625,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.9%

12   TYPE OF REPORTING PERSON*
          H.C.

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 594990970                                Page 4 of 13 Pages
                                      13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          INVESCO, Inc.
          IRS Identification Number 58-1995394

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware

                                  5   SOLE VOTING POWER
NUMBER OF SHARES                           None
BENEFICIALLY OWNED
BY EACH REPORTING                 6   SHARED VOTING POWER
PERSON WITH                                625,000

                                  7   SOLE DISPOSITIVE POWER
                                           None

                                  8   SHARED DISPOSITIVE POWER
                                           625,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          625,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.9%

12   TYPE OF REPORTING PERSON*
          H.C.

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 594990970                                Page 5 of 13 Pages
                                      13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          INVESCO North American Holdings, Inc.
          IRS Identification Number 51-0264787

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware

                                  5   SOLE VOTING POWER
NUMBER OF SHARES                           None
BENEFICIALLY OWNED
BY EACH REPORTING                 6   SHARED VOTING POWER
PERSON WITH                                625,000

                                  7   SOLE DISPOSITIVE POWER
                                           None

                                  8   SHARED DISPOSITIVE POWER
                                           625,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          625,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.9%

12   TYPE OF REPORTING PERSON*
          H.C.

                      *SEE INSTRUCTION BEFORE FILLING OUT

CUSIP NO. 594990970                                Page 6 of 13 Pages
                                      13G

1    NAME OF REPORTING PERSON
     S.S OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

          INVESCO Funds Group, Inc.
          IRS Identification Number 84-0235630

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                        (a)
                                                            -----

                                                        (b)   X
                                                            -----

3    SEC USE ONLY


4    CITIZENSHIP OR PLACE OF ORGANIZATION

          State of Delaware

                                  5   SOLE VOTING POWER
NUMBER OF SHARES                           None
BENEFICIALLY OWNED
BY EACH REPORTING                 6   SHARED VOTING POWER
PERSON WITH                                625,000

                                  7   SOLE DISPOSITIVE POWER
                                           None

                                  8   SHARED DISPOSITIVE POWER
                                           625,000

9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          625,000

10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          11.9%

12   TYPE OF REPORTING PERSON*
          I.A.

                      *SEE INSTRUCTION BEFORE FILLING OUT

Schedule 13G                                           Page 7 of 13 Pages


ITEM 1 (A) NAME OF ISSUER:

               MicroProbe Corporation

ITEM 1 (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1725 220th Street S.E., #104
               Bothell, WA  98021

ITEM 2 (A) NAME OF PERSON FILING:

               INVESCO PLC

ITEM 2 (B) ADDRESS OF PRINCIPAL OFFICE:

               11 Devonshire Square
               London EC2M 4YR
               England

ITEM 2 (C) CITIZENSHIP:

               Organized under the laws of England

ITEM 2 (D) TITLE OF CLASS OF SECURITIES:

               Units

ITEM 2 (E) CUSIP NUMBER:   594990970


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)    ( )  Broker or Dealer registered under Section 15 of the Act.
     (b)    ( )  Bank as defined in Section 3(a)(6) of the Act.
     (c)    ( )  Insurance Company as defined in Section 3(a)(19) of the
                 Act.
     (d)    ( )  Investment Company registered under Section 8 of the
                 Investment Company Act.
     (e)    ( )  Investment Adviser registered under Section 203 of the
                 Investment Advisers Act of 1940.
     (f)    ( )  Employee Benefit Plan, Pension Fund which is subject to provisions of Employee Retirement Income Security Act of 1974 or Endowment Fund; see (S)240.13d-1(b)(1)(ii)(F).
     (g)    (X)  Parent Holding Company in accordance with
                 (S)240.13d-1(b)(ii)(G).  (Note:  see Item 7)
     (h)    ( )  Group, in accordance with (S)240.13d-1(b)(1)(ii)(H).

SCHEDULE 13G                                       Page 8 of 13 Pages


ITEM 4    OWNERSHIP:

     *The information in items 1 and 5 through 11 on the cover pages (pp. 2-5) on Schedule 13G is hereby incorporated by reference.

     The reporting persons expressly declare that the filing of this statement on Schedule 13G shall not be construed as an admission that they are, for the purposes of Section 13(d) or 13(g) of the Securities and Exchange Act of 1934, the beneficial owners of any securities covered by this statement.

ITEM 5    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

               Not applicable

ITEM 6    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

          The reporting persons hold the securities covered by this report on behalf of other persons who have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of such securities. The interest of any such persons does not exceed 5% of the class of securities.

ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

            X   INVESCO North American Group, Ltd. - holding company in
          ----- accordance with Rule 13d-1(b)(ii)(G).

            X   INVESCO, Inc. - holding company also in accordance with Rule
          ----- 13d-1(b)(ii)(G).

            X   INVESCO North American Holdings, Inc. - holding company also
          ----- in accordance with Rule 13d-1(b)(ii)(G).

                INVESCO Capital Management, Inc. - investment
          ----- adviser registered under Section 203 of the Investment
                Advisers Act of 1940.

            X   INVESCO Funds Group, Inc. - investment adviser registered
          ----- under Section 203 of the Investment Advisers Act of 1940.

                INVESCO Management & Research - investment adviser
          ----- registered under Section 203 of the Investment Advisers Act of
                1940.

                INVESCO MIM Management Limited - investment adviser ----- organized under the laws of England.

SCHEDULE 13G                                       Page 9 of 13 Pages


          Subsidiaries not indicated with (X) have acquired no shares of security being reported on.

ITEM 8    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP.

               Not applicable.

ITEM 9    NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

SCHEDULE 13G                                      Page 10 of 13 Pages


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: 2-8-94
                                             /s/ Michael S. Perman
                                             ----------------------------------
                                             Michael S. Perman, as Company
                                             Secretary for each of INVESCO
                                             PLC and INVESCO North American
                                             Group, Ltd.

SCHEDULE 13G                                      Page 11 of 13 Pages


ITEM 10   CERTIFICATION:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          2-8-94
- -------------------------------------
Date

/s/ Penelope P. Alexander
- -------------------------------------
Penelope P. Alexander, Secretary
INVESCO, Inc.

SCHEDULE 13G                                      Page 12 of 13 Pages


ITEM 10   CERTIFICATION:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          2-8-94
- -------------------------------------
Date

/s/ Dan J. Hesser
- -------------------------------------
Dan J. Hesser, Secretary
INVESCO North American Holdings, Inc.

SCHEDULE 13G                                      Page 13 of 13 Pages


ITEM 10   CERTIFICATION:

          By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

          2-8-94
- -------------------------------------
Date

/s/ Glen A. Payne
- -------------------------------------
Glen A. Payne, Secretary
INVESCO Funds Group, Inc.